UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  December 14, 2009

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive offices and registrant's telephone number	IRS Employer Identification Number
1-8841	FPL GROUP, INC. 700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000	59-2449419

State or other jurisdiction of incorporation or organization:  Florida

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - FINANCIAL INFORMATION

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 14, 2009, Calhoun Power Company I, LLC (Calhoun I), an indirect wholly-owned subsidiary of NextEra Energy Resources, LLC (NextEra Energy Resources), entered into a $130 million limited-recourse senior secured variable rate term loan agreement and, on December 15, 2009, borrowed $130 million under the agreement. NextEra Energy Resources is an indirect wholly-owned subsidiary of FPL Group, Inc.  Interest on the loan will be based on the three-month London InterBank Offered Rate plus a specified margin, payable quarterly, and the principal will be partially amortizing on a semi-annual basis with a balloon payment at maturity in December 2019.  Immediately upon funding of the loan, Calhoun I entered into several interest rate swaps to hedge against interest rate movements with respect to interest payments on the loan.  The proceeds of the loan will be used to reimburse NextEra Energy Resources, in part, for its capital contributions related to a 668 megawatt natural gas-fired power generation facility in Alabama.  The loan will be secured by liens on the natural gas-fired power generation facility's assets, and certain other assets of, and the ownership interest in, Calhoun I.  The loan agreement contains default and related acceleration provisions relating to the failure to make required payments or to observe other covenants in the term loan agreement and related documents, actions by Calhoun I or by other parties under specified agreements relating to the generating facility or the term loan agreement, the termination of certain of such specified agreements, and certain events in bankruptcy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FPL GROUP, INC.
(Registrant)

Date:  December 18, 2009

K. MICHAEL DAVIS
K. Michael Davis Controller and Chief Accounting Officer of FPL Group, Inc. (Principal Accounting Officer of the Registrant)